Exhibit 99.1

Jaguar Animal Health Announces Private Placement of Common Stock and Warrants

San Francisco, CA (November 23, 2016) - Jaguar Animal Health, Inc. (NASDAQ: JAGX) (“Jaguar”), an animal health company focused on developing and commercializing first-in-class gastrointestinal products for companion and production animals, foals, and high value horses, announced today that it has entered into a definitive agreement to sell securities to certain institutional investors in a private placement for aggregate gross proceeds of approximately $1.0 million before deducting offering expenses payable by Jaguar.  The closing is expected to occur on or about November 29, 2016 and is subject to satisfaction of customary closing conditions.

Under the terms of the offering, Jaguar will sell an aggregate of 1,666,668 shares (the “Shares”) of its common stock, par value $0.0001 (the “Common Stock”), at a price of $0.60 per share. The purchasers will also receive (i) warrants to purchase up to an aggregate of 1,666,668 shares of Common Stock at an exercise price of $0.75 per share (the “Series A Warrants”), (ii) warrants to purchase up to an aggregate of 1,666,668 shares of Common Stock at an exercise price of $0.90 per share (the “Series B Warrants”), and (iii) warrants to purchase up to an aggregate of 1,666,668 shares of Common Stock at an exercise price of $1.00 per share (the “Series C Warrants” and collectively with the Series A Warrants and the Series B Warrants, the “Warrants”). The Warrants are not exercisable until 6 months after the date of the closing.  From that initial exercisable date, the Series A Warrants will have a term of 5 years, the Series B Warrants will have a term of 6 months, and the Series C Warrants will have a term of 1 year.  The potential gross proceeds from the Warrants, if fully exercised on a cash basis, will be approximately $4.4 million.

The Company intends to use the proceeds from the private placement for working capital and general corporate purposes.

Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC, acted as the exclusive placement agent for the offering.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities of Jaguar. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws. Jaguar has agreed to file one or more registration statements with the SEC registering the resale by the purchasers of the Shares and the shares issuable upon exercise of the Warrants.

About Jaguar Animal Health, Inc.

Jaguar Animal Health, Inc. is an animal health company focused on developing and commercializing first-in-class gastrointestinal products for companion and production animals, foals, and high value horses. Canalevia™ is Jaguar’s lead prescription drug product candidate, intended for the treatment of various forms of diarrhea in dogs. Equilevia™ (formerly referred to as SB-300) is Jaguar’s prescription drug product candidate for the treatment of gastrointestinal ulcers in horses. Canalevia™ and Equilevia™ contain ingredients isolated and purified from the Croton lechleri tree, which is sustainably harvested. Neonorm™ Calf and Neonorm™ Foal are the Company’s lead non-prescription products. Neonorm™ is a standardized botanical extract derived from the Croton lechleri tree. Canalevia™ and Neonorm™ are distinct products that act at the same last step in a physiological pathway generally present in mammals. Jaguar has nine active investigational new animal drug applications, or INADs, filed with the FDA and intends to develop species-specific formulations of Neonorm™ in six additional target species, formulations of Equilevia™ in horses, and Canalevia™ for cats and dogs.

For more information, please visit www.jaguaranimalhealth.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These include statements regarding the private placement, the expected gross proceeds and the expected closing of the offering. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

#                 #                 #

Source: Jaguar Animal Health, Inc.

Contact:

Garth Russell

KCSA Strategic Communications

P: 212-896-1250

grussell@kcsa.com

Jaguar-JAGX